Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements


Nuveen Energy MLP Total Return Fund

811-22482



On August 24, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the MLP & Strategic Equity Fund Inc. were transferred to the Nuveen Energy MLP Total Return Fund. The circumstances and details of the reorganization as well as copies of the Agreements and Plans of Reorganization are contained in the SEC filing on April 3, 2012, under Conformed Submission
Type DEF  N 14 8C, accession number 0001193125-12-
146545, which materials are herein incorporated by reference.